UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. 1)
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Soliciting Material Pursuant to §240.14a-12

AMYRIS, INC.

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AMYRIS, INC.
5885 Hollis Street, Suite 100
Emeryville, California 94608
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
Amyris stockholder:
NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Amyris, Inc., a Delaware corporation (“Amyris” or the “Company”), will be held on Thursday, September 17, 2015, at 10:00 a.m. Pacific Time, at 5885 Hollis Street, Suite 100, Emeryville, California 94608 (the “Special Meeting”). At the Special Meeting, our stockholders will be asked to consider and vote upon:
1.
Approval of the issuance of shares of our common stock upon the exercise of warrants issued in an exchange transaction and a private placement transaction, in accordance with NASDAQ Marketplace Rules 5635(c) and (d).

2.
Approval of the issuance of shares of our common stock issuable upon the exercise of warrants sold in additional closings of a private placement transaction of up to $35 million in accordance with NASDAQ Marketplace Rules 5635(c) and (d).

3.
Approval of an amendment to our certificate of incorporation to increase the number of total authorized shares from 305,000,000 shares to 405,000,000 shares and the number of authorized shares of common stock from 300,000,000 shares to 400,000,000 shares.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Special Meeting of Stockholders. The record date for the Special Meeting is August 12, 2015. Only stockholders of record at the close of business on the record date may vote at the meeting or at any adjournment thereof. A list of stockholders eligible to vote at the meeting will be available for review for any purpose relating to the meeting during our regular business hours at our headquarters in Emeryville, California for the ten days prior to the meeting.
You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote as soon as possible in order to ensure your representation at the meeting. You may submit your proxy and voting instructions over the Internet, by telephone, or by completing, signing, dating and returning the accompanying proxy card or voter information form as promptly as possible. Please note that if you do not give your broker specific instructions to do so, your broker will NOT be able to vote your shares with respect to the matters classified above. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other custodian, nominee, trustee or fiduciary and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on September 17, 2015: the Proxy Statement is available at http ://www.viewproxy.com/ Amyris /2015sm.

By Order of the Board,

John Melo
President and Chief Executive Officer
Emeryville, California
August   , 2015

AMYRIS, INC.

PROXY STATEMENT FOR A
SPECIAL MEETING OF STOCKHOLDERS

Information About the Meeting, Meeting Materials, Voting and Proxies
Date, Time and Place of Meeting
The Board of Directors (the “Board”) of Amyris, Inc., a Delaware corporation (“Amyris,” the “Company,” “we,” “our” and similar terms), is asking for your proxy for use at a special meeting of stockholders (the “Special Meeting”) and at any adjournments or postponements thereof. We are holding the Special Meeting on Thursday, September 17, 2015, at 10:00 a.m. Pacific Time, at our offices at 5885 Hollis Street, Suite 100, Emeryville, California 94608. This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about August   , 2015. The address of our principal executive offices is 5885 Hollis Street, Suite 100, Emeryville, California 94608.
Purpose of Meeting
Approval of Share Issuances Under NASDAQ Marketplace Rules
On July 24, 2015, we entered into a Securities Purchase Agreement (“Securities Purchase Agreement”) for the sale and issuance of 16,025,642 shares of our common stock for a cash purchase price of  $1.56 per share and warrants exercisable at a per share exercise price of  $0.01 to purchase an additional 1,602,562 shares of our common stock to existing investors, including Foris Ventures, LLC (“Foris”), an entity affiliated with one of our directors, John Doerr, and Total Energies Nouvelles Activités USA (f.k.a. Total Gas & Power USA, SAS) (with its affiliates, “Total”), currently one of our largest stockholders (the “Private Offering”). On July 26, 2015, the Company entered into an Exchange Agreement (“Exchange Agreement”) with Maxwell (Mauritius) Pte Ltd, an affiliate of Temasek Holdings (Private) Limited (collectively referred to as “Temasek”) and Total. Under the Exchange Agreement, Temasek and Total agreed to exchange certain convertible promissory notes for shares of the Company’s common stock (the “Exchange”), and the issuance by the Company of certain warrants to purchase shares of the Company’s common stock. The consummation of the Private Offering and the Exchange were each conditioned upon, among other things, the occurrence of the other. Each of the Private Offering and the Exchange was consummated on July 29, 2015.
The Securities Purchase Agreement contemplates the possibility of sales of our common stock for cash proceeds of up to an aggregate of  $60 million (of which amount we received cash proceeds of  $25 million on July 29, 2015 under the Private Offering). Any additional sales (up to $35 million) must be completed at a per share price equal to the greater of  (i) the sum of the closing price on the Nasdaq Stock Market for the last completed trading day prior to entering into each respective amendment of the Securities Purchase Agreement for the purpose of providing for such additional sale, plus $0.01, and (ii) the sum of the book value per share (as defined under The NASDAQ Marketplace Rules), plus $0.01. Any such additional sales must be consummated not later than October 26, 2015. Each such additional closing pursuant to the Securities Purchase Agreement is referred to in this proxy statement as an Additional Offering, and all such closings that may occur are referred to as the Additional Offerings. For the purposes of the approval sought by Proposal 2, the maximum number of shares of common stock sold under Additional Closings will not exceed 29,000,000 shares (and the additional shares subject to warrants issued in connection with any such Additional Closings shall not exceed 2,900,000 shares).
On July 7, 2015, the Audit Committee of the Board recommended that the Board approve the Exchange. On July 9, 2015, the Board approved the Exchange and on July 16, 2015, the Board approved a private offering of up to $60 million of our common stock, of which the Private Offering, and any Additional Offerings, are components. On July 24, 2015 an Independent Committee of the Board and the Audit Committee of the Board approved the final terms of the Private Offering and the Exchange, including the issuance of shares of common stock issuable upon exercise of the warrants issuable in such transactions. As further described below, in each of the Private Offering and the Exchange, we issued warrants for the purchase of our common stock at a per share purchase price of  $0.01 and if we complete any Additional Offerings, the purchasers in such offerings will also receive warrants for the purchase of our common stock at a per share purchase price of  $0.01. The exercise of these warrants is subject to stockholder approval, in accordance with NASDAQ Marketplace Rules 5635(c) and (d). In each of the Securities Purchase Agreement and the Exchange Agreement we agreed to seek approval at a special meeting of our stockholders of the warrants issued in the Exchange and the Private Offering. Under Proposal No. 1, we are seeking this approval. We further desire to obtain stockholder approval of the exercise of any warrants issued in any Additional Closing. Under Proposal No. 2, we are seeking this approval.
Approval of Increase in Authorized Shares
We are requesting stockholder approval to increase the number of total authorized shares from 305,000,000 shares to 405,000,000 shares and the number of authorized shares of common stock from 300,000,000 shares to 400,000,000 shares. The increase in authorized shares of common stock will give the Board the flexibility to undertake certain transactions to support our business operations, without the potential expense or delay associated with obtaining stockholder approval for any particular issuance. The Board approved the increase on August 17, 2015 and pursuant to Delaware General Corporation Law and our Restated Certificate of Incorporation, as amended, we are soliciting stockholder approval of the increase.
Information Regarding Solicitation and Voting
Our principal executive offices are located at 5885 Hollis Street, Suite 100, Emeryville, California 94608, and our telephone number is (510) 450-0761. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.
We will bear the expense of soliciting proxies. In addition to these proxy materials, our directors and employees (who will receive no compensation in addition to their regular salaries) may solicit proxies in person, by telephone or email. We will reimburse brokers, banks and other custodians, nominees and fiduciaries (“Intermediaries”) for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on Thursday, September 17, 2015

The SEC’s “Notice and Access” rule provides that companies must include in their mailed proxy materials instructions as to how stockholders can access the Company’s proxy statement and other soliciting materials online, a listing of matters to be considered at the relevant stockholder meeting, and instructions as to how shares can be voted. Since, based on timing considerations for the Special Meeting, we are mailing full sets of proxy materials to our stockholders, as permitted by SEC proxy rules, we are including the information required by the Notice and Access rule in this Proxy Statement and in the accompanying Notice of Special Meeting of Stockholders and proxy card, and we are not distributing a separate Notice of Internet Availability of Proxy Materials.

The proxy materials, including this Proxy Statement, and a means to vote your shares are available at http://www.viewproxy.com/Amyris/2015sm. You will need to enter the 12-digit control number located on the proxy card accompanying this Proxy Statement in order to view the materials and vote.

Questions and Answers
Who can vote at the meeting?
The Board set August 12, 2015 as the record date for the meeting. If you owned shares of our common stock as of the close of business on August 12, 2015, you may attend and vote your shares at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on.

What is the quorum requirement for the meeting?
The holders of a majority of our outstanding shares of common stock as of the record date must be present in person or represented by proxy at the meeting in order for there to be a quorum, which is required to hold the meeting and conduct business. If there is no quorum, the holders of a majority of the shares present at the meeting may adjourn the meeting to another date.
You will be counted as present at the meeting if you are present and entitled to vote in person at the meeting or you have properly submitted a proxy card or voter instruction form, or voted by telephone or over the Internet. Both abstentions and broker non-votes (as described below) are counted for the purpose of determining the presence of a quorum.
As of the record date of August 12, 2015, there were        shares of our common stock outstanding and entitled to vote, which means that holders of         shares of our common stock must be present in person or by proxy for there to be a quorum.
What proposals will be voted on at the meeting?
There are two proposals scheduled to be voted on at the meeting:
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Approval of the issuance of shares of our common stock issuable upon the exercise of warrants issued or sold in an exchange transaction and a private placement transaction in accordance with NASDAQ Marketplace Rules 5635(c) and (d). (“Proposal 1”).

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Approval of the issuance of shares of our common stock issuable upon the exercise of warrants sold in additional closings of a private placement transaction of up to $35 million in accordance with NASDAQ Marketplace Rules 5635(c) and (d). (“Proposal 2”).

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Approval of an amendment to our certificate of incorporation to increase the number of total authorized shares from 305,000,000 shares to 405,000,000 shares and the number of authorized shares of common stock from 300,000,000 shares to 400,000,000 shares (“Proposal 3”).

Some of the members of the Board have interests and arrangements that could affect their decision to support or approve the proposal. Please refer to the subsections entitled “Proposal 1 — Approval of the issuance of shares of our common stock issuable upon the exercise of warrants issued upon the exercise of warrants issued or sold in an exchange transaction and a private placement transaction in accordance with NASDAQ Marketplace Rules 5635(c) and (d) — Interests of Certain Persons,” “Proposal 2 –– Approval of the issuance of shares of our common stock issuable upon the exercise of warrants sold in additional closings of a private placement transaction of up to $35 million in accordance with NASDAQ Marketplace Rules 5635(c) and (d) — Interests of Certain Persons in the Additional Closings” and “Proposal 3 — Approval of an amendment to our certificate of incorporation to increase the number of total authorized shares from 305,000,000 shares to 405,000,000 shares and the number of authorized shares of common stock from 300,000,000 shares to 400,000,000 shares — Interests of Certain Persons.”
How does the Board recommend I vote on the proposal?
The Board recommends that you vote:
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FOR approval of Proposal 1.

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FOR approval of Proposal 2.

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FOR approval of Proposal 3.

How do I vote my shares in person at the meeting?
If your shares of Amyris common stock are registered directly in your name with our transfer agent, Wells Fargo Bank, National Association, you are considered, with respect to those shares, to be the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting.

If your shares are held in a brokerage account or by another intermediary, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. However, since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the Intermediary that is the record holder of the shares, giving you the right to vote the shares at the meeting.
The meeting will be held on Thursday, September 17, 2015 at 10:00 a.m. Pacific Time at our headquarters located at 5885 Hollis Street, Suite 100, Emeryville, California. You can find directions to our headquarters on our company website at http://www.amyris.com/en/about-amyris/contact.
How can I vote my shares without attending the meeting?
Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, bank or other trustee or nominee. In most cases, you will be able to do this by using the Internet, by telephone or by mail.
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Voting by Internet or telephone.    You may submit your proxy over the Internet or by telephone by following the instructions for Internet or telephone voting provided with your proxy materials and on your proxy card or voter instruction form.

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Voting by mail.   You may submit your proxy by mail by completing, signing, dating and returning your proxy card or, for shares held beneficially in street name, by following the voting instructions included by your broker or other Intermediary. If you provide specific voting instructions, your shares will be voted as you have instructed.

What happens if I do not give specific voting instructions?
If you are a stockholder of record and you either indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board with respect to Proposal 1, Proposal 2 and Proposal 3 and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.
If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under stock market rules, the organization that holds your shares may generally vote at its discretion only on routine matters and cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of Proposal 1, Proposal 2 and Proposal 3, assuming a quorum is obtained.
Is the proposal considered “routine” or considered “non-routine”?
The approvals of Proposal 1, Proposal 2 and Proposal 3 are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore we expect there to be broker non-votes on Proposal 1, Proposal 2 and Proposal 3.
What if I am party to a voting agreement related to Proposal 1 and Proposal 2?
Under the terms of each of the voting agreements entered into between Amyris on the one hand and each of Temasek, Total, Foris, Biolding Investment SA, KPCB Holdings, Inc. and Naxyris S.A. and certain of the investors in the Private Offering, respectively, on the other hand, each stockholder who is a party to such agreements has agreed, subject to the terms and conditions set forth in such voting agreement, to vote the shares of our common stock subject to the voting agreement for the approval of Proposal 1 and for the approval of Proposal 2. As of July 31, 2015, the parties to the voting agreements beneficially owned and were entitled to vote more than 75% of the shares of common stock outstanding as of the record date.

Please refer to the section of this proxy statement entitled “Proposal 1 — Approval of the issuance of shares of our common stock issuable upon the exercise of warrants issued or sold in an exchange transaction and a private placement transaction in accordance with NASDAQ Marketplace Rules 5635(c) and (d) — Voting Agreements” and “Proposal 2 –– Approval of the issuance of shares of our common stock issuable upon the exercise of warrants sold in additional closings of a private placement transaction of up to $35 million in accordance with NASDAQ Marketplace Rules 5635(c) and (d) — Voting Agreements.”
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting. The inspector of election will separately count “For” and “Against” votes, abstentions and any broker non-votes. Abstentions will be counted toward the vote total for the proposal and will have the same effect as an “Against” vote for this proposal.
What is the vote required to approve Proposal 1?
The proposal must receive a “For” vote from the holders of a majority of the shares of common stock casting votes in person or by proxy on Proposal 1 at the Special Meeting. Abstentions will be counted toward the vote total for the proposal and will have the same effect as an “Against” vote for this proposal.
What is the vote required to approve Proposal 2?
The proposal must receive a “For” vote from the holders of a majority of the shares of common stock casting votes in person or by proxy on Proposal 2 at the Special Meeting. Abstentions will be counted toward the vote total for the proposal and will have the same effect as an “Against” vote for this proposal.
What is the vote required to approve Proposal 3?
The proposal must receive a “For” vote from the holders of a majority of our outstanding shares of common stock entitled to vote at the annual meeting, irrespective of the number of votes cast on the proposal at the meeting. Abstentions and broker non-votes will have the same effect as an “Against” vote for this proposal.
How can I revoke my proxy and change my vote after I return my proxy card?
You may revoke your proxy and change your vote at any time before the final vote at the meeting. If you are a stockholder of record, you may do this by signing and submitting a new proxy card with a later date, by using the Internet or voting by telephone (either of which must be completed by 11:59 p.m. Pacific Time on September 16, 2015 — your latest telephone or Internet proxy is counted), or by attending the meeting and voting in person. Attending the meeting alone will not revoke your proxy unless you specifically request that your proxy be revoked. If you hold shares through a bank or brokerage firm, you must contact that bank or firm directly to revoke any prior voting instructions.
How can I find out the voting results of the meeting?
The preliminary voting results will be announced at the meeting. The final voting results will be reported in a current report on Form 8-K, which we expect to file with the SEC within four business days after the meeting. If final voting results are not available within four business days after the meeting, we intend to file a current report on Form 8-K reporting the preliminary voting results within that period, and subsequently file the final voting results in an amendment to the current report on Form 8-K within four business days after the final voting results are known to us.

Forward-Looking Statements
This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by their use of such words as “expects,” “anticipates,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “will,” “projects” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. We caution that a variety of factors, including but not limited to the following, could cause our results to differ materially from those expressed or implied in our forward-looking statements: our cash position and ability to fund our operations; difficulties in predicting future revenues and financial results; the potential loss of, or inability to secure relationships with key distributors, customers or partners; our limited operating history and lack of revenues generated from the sale of our renewable products; our inability to decrease production costs to enable sales of our products at competitive prices; delays in production and commercialization of products due to technical, operational, cost and counterparty challenges; challenges in developing customer base in markets with established and sophisticated competitors; currency exchange rate and commodity price fluctuations; changes in regulatory schemes governing genetically modified organisms and renewable fuels and chemicals; and other risks detailed from time to time in filings we make with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Periodic Reports on Form 8-K. Except as required by law, we assume no obligation to update any forward-looking information that is included in this Proxy Statement.

Proposal 1 —
Approval of the issuance of shares of our common stock issuable upon the exercise of warrants issued or sold in an exchange transaction and a private placement transaction in accordance with NASDAQ Marketplace Rules 5635(c) and (d).
General
We are asking stockholders to approve the issuance of shares of our common stock issuable upon the exercise of warrants issued in the Exchange and the Private Offering in accordance with NASDAQ Marketplace Rules 5635(c) and (d).
Exchange Agreement and Related Arrangements
Background on Outstanding Convertible Promissory Notes
Existing Total Agreements and R&D Notes.   In June 2010, the Company entered into a technology license, development, research and collaboration agreement with Total which sets forth the terms for the research, development, production and commercialization of chemical and/or fuel products using the Company’s synthetic biology platform. In July 2012, the Company and Total entered into a master framework agreement which provided for amendment of the Collaboration Agreement in order for the parties to establish a 50/50 joint venture (the “JV”) for the production and commercialization of renewable diesel and jet fuel products. At such time, Total agreed also to provide funding to the Company in exchange for convertible notes (“R&D Notes”). Interest on the R&D Notes accrues from the date of funding and is payable at maturity or upon conversion or a change of control where Total exercises the right to require Company to repay the R&D Notes. Under the terms and conditions of the JV related agreements with Total, each of Total and the Company owned a 50% interest in the JV provided that Total continued to make certain “go” decisions scheduled for specified times to continue to pursue the JV. As a result of the Company’s issuance of R&D Notes to Total and several subsequent agreements by which Total exchanged R&D Notes for other of the Company’s securities, and the Company’s repayment of certain R&D Notes by issuing substitute R&D Notes, immediately prior to closing the Exchange, Total held outstanding R&D Notes in an aggregate principal amount of  $75 million, with conversion prices ranging from $3.08 to $7.0682 per share. These R&D Notes were reflected on the Company’s consolidated balance sheet at March 31, 2015 as indebtedness of  $63.0 million, which was net of discount of  $12.0 million.
Existing Tranche Notes.   In October 2013, the Company sold convertible promissory notes (“Tranche I Notes”) to Temasek, Total and other investors in an aggregate principal amount of  $51.8 million. In January 2014, the Company sold additional convertible promissory notes (“Tranche II Notes” and, together with Tranche I Notes, “Tranche Notes”) to Temasek, Total and another investor in an aggregate principal amount of  $34.0 million. At June 30, 2015, an aggregate of  $60.3 million of Tranche I Notes and $37.5 million of Tranche II Notes were outstanding (taking into account payment-in-kind (“PIK”) of accrued interest as of June 30, 2015), with Temasek holding $40.8 million of Tranche I Notes and $27.5 million of Tranche II Notes. The Tranche I Notes were due 60 months from the date of issuance and were convertible into the Company’s common stock at a per share conversion price of  $2.44. The Tranche II Notes were due 60 months from the date of issuance and were convertible into the Company’s common stock at a per share conversion price equal to $2.87. Interest accrued on the Tranche I Notes at a rate of 5% per six months, compounded semiannually, with interest for the first 30 months payable in kind and added to the principal every six months. After the first 30 months, the Company had the option to pay interest in cash or in kind by adding to the principal every six months. Interest accrued on the Tranche II Notes at a rate of 10% per annum, compounded annually, with interest for the first 36 months payable in kind and added to the principal annually. After the first 36 months, the Company had the option to pay interest in cash or in kind by adding to the principal every six months.
144A Notes.   In May 2014, the Company sold and issued $75.0 million aggregate principal amount of 6.50% Convertible Senior Notes due 2019 (“144A Notes”) to certain qualified institutional buyers (the “144A Offering”), including Total. In addition, in connection with obtaining a waiver from Total of its preexisting contractual right to exchange R&D Notes previously issued by the Company for new notes issued in the 144A Offering, the Company used approximately $9.7 million of the net proceeds to repay previously issued R&D Notes (representing the amount of 144A Notes issued to Total). Additionally, Foris and Temasek each participated in the 144A Offering and purchased $5.0 million and $10.0 million, respectively, of the 144A Notes sold thereunder. The 144A Notes bear interest at a rate of 6.50% per year, payable semiannually in arrears on May 15 and November 15 of each year. The 144A Notes will mature on May 15, 2019 unless earlier converted or repurchased. The 144A Notes are convertible into shares of our common stock at any time prior to the close of business day on May 15, 2019. The 144A Notes have an initial conversion rate of 267.0370 shares of common stock per $1,000 principal amount of 144A Notes (subject to adjustment in certain circumstances). This represents an initial effective conversion price of approximately $3.74 per share of common stock. For any conversion on or after May 15, 2015, in the event that the last reported sale price of our common stock for 20 or more trading days (whether or not consecutive) in a period of 30 consecutive trading days ending within five trading days immediately prior to the date the Company receives a notice of conversion exceeds the conversion price in effect on each such trading day, the holders, in addition to the shares deliverable upon conversion, will be entitled to receive a cash payment equal to the present value of the remaining scheduled payments of interest that would have been made on the notes being converted from the earlier of the date that is three years after the date Amyris receives such notice of conversion and maturity.
Exchange Agreement
On July 26, 2015, the Company entered into the Exchange Agreement with Temasek and Total. Under the Exchange Agreement, Temasek exchanged its Tranche Notes and Total exchanged its R&D Notes for shares of the Company’s common stock. The exchange price was $2.30 per share (the “Exchange Price”) and was paid by the exchange and cancellation of outstanding principal of Tranche Notes and R&D Notes, as the case may be, including PIK and accrued interest in the case of Temasek’s Tranche Notes. Temasek exchanged and canceled all Tranche Notes held by it, having an aggregate principal amount of  $71.0 million, in exchange for approximately 30.9 million shares of our common stock. Total exchanged and canceled all but $5.0 million of R&D Notes held by it, such cancelled notes having in an aggregate principal amount of  $70 million, in exchange for approximately 30.4 million shares of our common stock.
Pursuant to the terms of the Exchange Agreement, Total and Temasek received warrants to purchase our common stock, with the exercise of such warrants being subject to approval of our stockholders. These warrants are further described below under “Exchange Agreement Warrants.”
In addition to the grant of the Warrants (defined below), a warrant issued by the Company to Temasek in October 2013 in conjunction with the issuance of the Tranche Notes (the “2013 warrant”) became exercisable in full upon the completion of the Exchange. There are 1,000,000 shares underlying the 2013 warrant at an exercise price of  $0.01 per share.
The exercisability of all of the Warrants is subject to stockholder approval. The Company has entered into Voting Agreements (defined below) with certain of the Company’s stockholders and investors pursuant to which such stockholders and investors have agreed to vote in favor of the exercisability of the Warrants and the exercisability of certain of other warrants to be issued under the transactions contemplated by the Private Offering (as described below, the “Private Offering Warrants”).
Maturity Treatment Agreement
Additionally, in connection with the Exchange, Total and Temasek have entered into a Maturity Treatment Agreement with the Company pursuant to which Total and Temasek have agreed to convert any of the Company’s convertible promissory notes held by them and that were not cancelled pursuant to the Exchange (the “Remaining Notes”) into shares of the Company’s common stock in accordance with the terms of such Remaining Notes upon maturity, provided that on or before maturity certain events of default have not occurred with respect to the applicable Remaining Notes. As of June 30, 2015, Temasek held $10 million in aggregate principal amount of Remaining Notes and Total held $27.1 million in aggregate principal amount of Remaining Notes including principal and interest paid in kind, consisting of $10.7 million of Tranche I Notes, $6.7 million of Tranche II Notes and $9.7 million in 144A Notes.
Commercial Agreements with Total
On July 26, 2015, the Company entered into a Letter Agreement with Total (the “JVCO Letter Agreement”) regarding the restructuring of ownership and rights of Total Amyris BioSolutions B.V., the jointly owned entity incorporated on November 29, 2013 to house the JV (“TAB”), pursuant to which the parties agreed to enter into certain agreements relating to the JV (together, with the Pilot Plant Agreement Amendment described below, collectively, the “Commercial Agreements”). The parties agreed to enter into the Commercial Agreements relating to TAB in a closing to occur on or before September 18, 2015, and the Pilot Plant Agreement Amendment was entered into on July 26, 2015.
Under the Commercial Agreements relating to TAB, the Company will grant exclusive (excluding its Brazil jet fuels business), world-wide, royalty-free rights to TAB for commercialization of farnesene- or farnesane-based jet fuel, and the parties agreed that, if TAB wishes to purchase farnesene- or farnesane for such business, they would negotiate a supply agreement on a “most-favored nation” pricing basis. TAB would also have an option until March 1, 2018 to purchase the assets of the jet portion of the Company’s Brazil fuel business at a price based on the fair value of the commercial assets and the Company’s investment in other related assets. TAB will no longer have any licenses or rights with regards to farnesene- or farnesane-based diesel fuel.
In addition, the Company will grant Total an exclusive, royalty-free license for the rights to offer for sale and sell in the European Union (“EU”) farnesene- or farnesane-based diesel fuel, and the parties agreed that, if Total wishes to purchase farnesene- or farnesane for such business, they would negotiate a supply agreement on a “most-favored nation” pricing basis. For a to-be-negotiated, commercially reasonable, “most-favored” basis royalty to be paid to Amyris, Total will also have the right to make farnesene- or farnesane anywhere in the world solely for Total to offer for sale and sell it for diesel fuel in the EU.
Further, at the closing of the transactions contemplated by the Commercial Agreements, Total will cancel R&D Notes in an aggregate principal amount of  $5 million, plus all accrued interest under all then-outstanding R&D Notes (including those notes cancelled in the Exchange) and a note in the principal amount of Euro 50,000, plus accrued interest, issued by the Company to Total in connection with the existing TAB capitalization, in exchange for an additional 25% ownership stake of TAB (giving Total an aggregate ownership stake of 75% of TAB and giving the Company an aggregate ownership stake of 25% of TAB).
Additionally, in connection with the restructuring of the terms of TAB and the other Commercial Agreements, Total and the Company entered into Amendment #1 (the “Pilot Plant Agreement Amendment”) to that certain Pilot Plant Services Agreement dated as of April 4, 2014 (as amended, the “Pilot Plant Agreement”) whereby the Company and Total agreed to restructure the payment obligations of Total under the Pilot Plant Agreement. Under the original Pilot Plant Agreement, for a five year period, the Company is providing certain fermentation and downstream separations scale-up services and training to Total and receives an aggregate annual fee payable by Total for all services in the amount of up to approximately $900,000. Such annual fee is due in three equal installments payable on March 1, July 1 and November 1 each year during the term. Under the Pilot Plant Amendment, in connection with the restructuring of TAB discussed above, Amyris agreed to waive a portion of these fees up to approximately $2.0 million, over the term of the Pilot Plant Agreement.
Investors Rights Agreement
In connection with the Exchange and the Private Offering, the Company, Total, Temasek and the investors in the Private Offering amended the Company’s Amended and Restated Investors’ Rights Agreement to provide that shares issued pursuant to the Exchange (including pursuant to the Exchange Warrants) and the Private Offering (including the Private Offering Warrants) will be subject to the registration rights contained therein.
Voting Agreements
The Company entered into separate Voting Agreements (“Voting Agreements”) with Total, Temasek, Naxyris (defined below), Kleiner Perkins Caufield & Byers (as nominee), Foris, Biolding Investment SA and certain of the investors in the Private Offering pursuant to which such existing stockholders or investors have agreed to vote in favor of the approval of the issuance of shares of the Company’s common stock pursuant to the Exchange Warrants and the Private Offering Warrants. The stockholders party to the Voting Agreements hold more than 75% of the Company’s outstanding Common Stock after giving effect to the closings under the Exchange Agreement and the initial closing of the Private Offering.
Exchange Agreement Warrants
Pursuant to the Exchange Agreement, certain warrants were granted to Total and Temasek to purchase shares of our common stock for a purchase price of  $0.01 per share. The exercisability of these warrants is subject to stockholder approval.
Total received the following warrants:
•
A warrant to purchase 18,860,992 shares of the Company’s Common Stock (the “Total Funding Warrant”), which expires July 29, 2020.

•
A warrant to purchase 2,000,000 shares of the Company’s common stock that will only be exercisable if the Company fails, as of March 1, 2017, to achieve a target cost per liter to manufacture farnesene (the “Total R&D Warrant”). The Total R&D Warrant expires July 29, 2020.

The Total Funding Warrant and the Total R&D Warrant are collectively referred to as the “Total Warrants.”
Temasek received the following warrants:
•
A warrant to purchase 14,677,861 shares of the Company’s common stock, which expires July 29, 2025 (the “Temasek 2015 Warrant”).

•
A warrant exercisable for that number of shares of the Company’s common stock equal to (1) the sum of  (A) the number of shares for which Total exercises the Total Funding Warrant plus (B) the number of additional shares for which the Tranche Notes remaining outstanding following the completion of the Exchange may become exercisable as a result of a reduction in the conversion price of such remaining notes as of a result of and/or subsequent to the date of the Exchange plus (C) that number of additional shares in excess of 2,000,000, if any, for which the Total R&D Warrant becomes exercisable, multiplied by a fraction equal to 30.6% divided by 69.4% plus (2) (A) the number of any additional shares for which 144A Notes may become exercisable as a result of a reduction to the conversion price of such 144A Notes multiplied by (B) a fraction equal to 13.3% divided by 86.7% (the “Temasek Funding Warrant”). This warrant expires July 29, 2025.

•
A warrant exercisable for that number of shares of the Company’s common stock equal to 880,339 multiplied by a fraction equal to the number of shares for which Total exercises the Total R&D Warrant divided by 2,000,000. If Total is entitled to, and does, exercise the Total R&D Warrant in full, this warrant would be exercisable for 880,339 shares (the “Temasek R&D Warrant”). This warrant expires July 29, 2025.

The above-referenced warrants to be issued to Temasek are referred to as the “Temasek Warrants” and together with the Total Warrants, the “Exchange Warrants”.
Private Offering
On July 24, 2015, the Company entered into the Securities Purchase Agreement with purchasers named therein for the initial sale of 16,025,642 shares of the Company’s common stock to the purchasers for a per share purchase price of  $1.56 per share, representing aggregate proceeds to the Company of  $25 million (the “Private Offering”). The purchasers include existing beneficial owners of more than five per cent of the Company’s outstanding shares of common stock: Foris purchased 9,615,384 shares; Total purchased 1,282,051 shares; and Naxyris S.A. (an investment vehicle owned by Naxos Capital Partners SCA Sicar; director Carole Piwnica is Director of NAXOS UK, which is affiliated with Naxos Capital Partners SCA Sicar) (“Naxyris”) purchased 2,243,594 shares. As described in Proposal 2 below, the Securities Purchase Agreement contemplates the possibility of Additional Closings, up to an aggregate sale of common stock for cash proceeds of  $35 million, and the issuance of warrants to the purchasers in such offerings.

Private Offering Warrants
Pursuant to the Securities Purchase Agreement, warrants (“Private Offering Warrants” and together with the Exchange Warrants, the “Warrants”) were granted to the investors in the Private Offering exercisable at an exercise price of  $0.01 per share for the purchase of a number of shares of the Company’s common stock equal to 10% of the shares purchased by each such investor. The exercisability of the Warrants is subject to stockholder approval. The Private Offering Warrants expire July 29, 2020. The issued Private Offering Warrants consist of:
Warrant Holder	Shares of Common Stock Issuable Upon Exercise of Warrant
Foris Ventures, LLC	961,538
Wolverine Flagship Fund Trading Limited	128,205
Nomis Bay Ltd.	64,102
Total Energies Nouvelles Activités USA	128,205
Connective Capital I Master Fund, LTD	64,102
Connective Capital Emerging Energy QP, LP	32,051
Naxyris S.A.	224,359
Registration Rights Letter Agreement
The Company and the investors in the Private Offering also entered into a letter agreement (the “Registration Rights Letter”) that sets forth certain obligations of the Company, including the obligation to register, via a Registration Statement filed with the Securities and Exchange Commission (a “Registration Statement”), shares of Common Stock sold and issued under the Private Offering and shares of Common Stock exercisable under the Private Offering Warrants. Under the terms of the Registration Rights Letter, the Company is required to file such Registration Statement as soon as practicable and in any event no later than 30 days following the signing of the Private Offering and to use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the Securities and Exchange Commission as soon as practicable and no later than the 90th day following the filing of the Registration Statement (or, in the event the Securities and Exchange Commission reviews and has written comments to the Registration Statement, the 120th calendar day following the filing of the Registration Statement).
Vote Required and Board Recommendation for Proposal 1
The proposal must receive a “For” vote from the holders of a majority of the shares of common stock casting votes in person or by proxy on Proposal 1 at the Special Meeting. Abstentions will be counted toward the vote total for the proposal and will have the same effect as an “Against” vote for this proposal. Shares represented by executed proxies that do not indicate a vote “For,” “Against” or “Abstain” will be voted by the proxy holders “For” the adoption of the resolution. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.
The Board recommends a vote “FOR” this Proposal 1.
The Board determined that Proposal 1 is advisable and in the best interest of our stockholders and recommended that our stockholders vote in favor of Proposal 1.
In reaching its determination to approve Proposal 1, the Board and the Independent Committee, with advice from our management and legal advisors, considered a number of factors, including:
•
the Warrants were offered as an inducement for investors to participate in the Private Offering and for Total and Temasek to participate in the Exchange, and it was the determination of the Board that the proceeds from the Private Offering and the conversion of outstanding debt in the Exchange were important events to strengthen our balance sheet;

•
the fact that Total and Temasek were not willing to complete the Exchange unless the Private Offering was simultaneously completed with the Exchange, and the investors were unwilling to purchase shares in the Private Offering unless the Exchange was simultaneously completed with the Private Offering;

•
the fact that the proceeds from the Private Offering will enable us to advance our strategic direction;

•
our financial condition, results of operations, cash flow and liquidity, including our outstanding debt obligations, which required us to raise additional capital for ongoing cash needs;

•
the fact that our management and certain of our directors have explored financing options with other potential investors and are not aware of an ability for us to obtain the financing needed for our ongoing cash needs on comparable or better terms to the Private Offering, or at all;

•
the fact that our stockholders would have an opportunity to approve the exercisability of the Warrants;

•
The fact that certain of our directors and/or entities with which they are affiliated are purchasers in the Private Offering, including Foris (an entity affiliated with John Doerr), Naxyris (an entity which designated Carole Piwnica to the Board of Directors of the Company), Total (an entity affiliated with Philippe Boisseau) or are exchanging securities pursuant to the Exchange, including Temasek (an entity which designated Bram Klaeijsen to the Board of Directors of the Company) and Total (an entity affiliated with Philippe Boisseau);

•
the fact that our stockholders who are not participating in the Private Offering may be diluted and the value of our common stock will be diluted upon exercise of the Warrants;

•
the fact that the ownership by Temasek and Total of a substantial percentage of our total voting power may make it more difficult and expensive for a third party to pursue a change of control of our Company;

•
the fact that common stock issued to Temasek and Total in the Exchange will be issued for the conversion of existing debt and, as such, will not be an immediate source of liquidity to us;

•
the fact that the Private Offering and the Exchange involve the issuance of the Warrants, which would be exercisable at a per share exercise price of  $0.01; and

•
the fees and expenses to be incurred by us in connection with the Private Offering.

In view of the variety of factors considered in connection with the evaluation of the issuance of the Warrants in the Private Offering and the Exchange and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, in considering the various factors, individual members of the Board may have assigned different weights to different factors.
After evaluating these factors for and against the issuance of the Warrants in the Private Offering and the Exchange, and based upon their knowledge of our business, financial condition and prospects, potential financing alternatives (or lack thereof), and the views of our management, the Board concluded that the issuance of the Warrants in the Private Offering and the Exchange is in our best interest and in the best interests of our stockholders, and recommends that all stockholders vote “FOR” the approval of Proposal 1 at the Special Meeting.
Purpose of Proposal 1 — Nasdaq Stockholder Approval Requirement
Our common stock is listed on The Nasdaq Global Market (“Nasdaq”) and trades under the ticker symbol AMRS. The rules governing companies with securities listed on Nasdaq require stockholder approval in connection with a transaction other than a public offering involving the sale or issuance by the issuer of common stock (or securities convertible into or exchangeable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for a price that is less than the greater of book or market value of the stock on the date the Company enters into a binding agreement for the issuance of such securities. This requirement is set forth in Nasdaq Marketplace Rule 5635(d). Based on a market price on July 24, 2015 of  $1.56 per share, the issuance of the Warrants may be deemed to involve the issuance of securities convertible into more than 20% of our common stock at a discount to the market value of our common stock on the date of execution of the binding agreement to issue such securities.

Nasdaq Marketplace Rule 5635(c) requires stockholder approval of security issuances at below fair market value made to officers, directors, employees or consultants, or affiliated entities of any such persons. Proposal 1 will result in purchase of securities convertible into shares of common stock by an entity affiliated with Philippe Boisseau below the fair market value of our common stock at the time the Company entered into the Exchange Agreement and the Securities Purchase Agreement (as outlined above). Additionally, Proposal 1 will result in purchase of securities convertible into shares of common stock by an entity affiliated with John Doerr below the fair market value of our common stock at the time the Company entered into the Securities Purchase Agreement (as outlined above). By approving Proposal 1, you are approving the proposal for purposes of the requirements under Nasdaq Marketplace Rules 5635(c) and (d), which will result in the purchase of securities convertible into shares of our common stock.
We are requesting in this Proposal 1 that our stockholders approve the issuance of the common stock issuable upon conversion or exercise of the Warrants in accordance with NASDAQ Marketplace Rules 5635(c) and (d). The issuance and sale of the shares underlying the Warrants are intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Regulation D “safe harbor” provisions of the Securities Act.
Voting Agreements
Under the terms of the voting agreement entered into between Amyris on the one hand and each of Temasek, Total, Foris, Biolding Investment SA, KPCB Holdings, Inc. and Naxyris S.A. and certain of the investors in the Private Offering, respectively, on the other hand, each stockholder who is a party to such agreements has agreed, subject to the terms and conditions set forth in such voting agreement, to vote the shares of our common stock subject to the voting agreement for the approval of Proposal 1. As of July 31, 2015, these entities held more than 75% of the shares of common stock outstanding.
Use of Proceeds
We currently intend to use the net proceeds from the Private Offering for working capital and general corporate purposes, which may include the repayment of indebtedness. Stockholders should understand that we have wide discretion over the use of proceeds.
Potential Adverse Effects of Proposed Amendment — Dilution and Impact of the Private Offering on Existing Stockholders
The issuance of Warrants could have a dilutive effect on current stockholders who are not participating in the Private Offering and the Exchange in that the percentage ownership of the Company held by such current stockholders will decline as a result of the issuance of the common stock issuable upon exercise of the Warrants. This means also that our current stockholders who are not participating in the Exchange or Private Offering will own a smaller interest in us as a result of the Exchange and the Private Offering and therefore have less ability to influence significant corporate decisions requiring stockholder approval. Issuance of the common stock issuable upon exercise of the Warrants could also have a dilutive effect on book value per share and any future earnings per share. Dilution of equity interests could also cause prevailing market prices for our common stock to decline.
Because of potential adjustments to the number of shares exercisable under the Warrants to be issued in connection with the Exchange, the exact magnitude of the dilutive effect of the Warrants cannot be conclusively determined. However, the dilutive effect may be material to current stockholders of the Company since the Warrants are exercisable for $0.01 per share, which is significantly below $1.56 per share, the closing price of our common stock on The NASDAQ Global Market on July 23, 2015.
Interests of Certain Persons
When you consider the Board’s recommendation to vote in favor of Proposal 1, you should be aware that our directors and executive officers and existing stockholders may have interests that may be different from, or in addition to, the interests of other of our stockholders. In particular, our director Philippe Boisseau is affiliated with Total, John Doerr is affiliated with Foris, Carole Piwnica is appointed to serve on our Board by Naxyris, pursuant to its contractual rights with us and Abraham (Bram) Klaeijsen is appointed to serve on our Board by Temasek, pursuant to its contractual rights with us (collectively, the “Affiliated Investors”). The beneficial ownership of such Affiliated Investors is outlined below in the Section titled Security Ownership of Certain Beneficial Owners and Management. Each of Total, Temasek and Foris have received Warrants that will not become exercisable if Proposal 1 is not approved. Neither Temasek, Total, Foris nor any other investor who participated in the Exchange or the Private Offering will, by virtue of such transactions, including by the exercise of any Warrants issued to such investor, acquire rights to a majority of the voting power of the Company.
The Private Offering was separately approved by the Independent Committee and the Audit Committee of the Board, and neither Mr. Boisseau, Ms. Piwnica, Mr. Doerr nor Mr. Klaeijsen was a member of, nor participated in, any meetings of the Independent Committee or the Audit Committee.

Proposal 2 —
Approval of the issuance of shares of our common stock issuable upon the exercise of warrants sold in additional closings of a private placement transaction of up to $35 million in accordance with NASDAQ Marketplace Rules 5635(c) and (d).
General
We are asking stockholders to approve the issuance of shares of our common stock issuable upon the exercise of warrants issued in Additional Closings in accordance with NASDAQ Marketplace Rules 5635(c) and (d).
On July 24, 2015, the Company entered into the Securities Purchase Agreement with purchasers named therein for the initial sale of shares of the Company’s common stock in the Private Offering. The Securities Purchase Agreement contemplates the possibility of additional closings of the sale of shares of our common stock, up to an aggregate sale of common stock for cash proceeds of  $35 million (which amount is in addition to the $25 million of proceeds from the Private Offering). Any such additional sales must be completed at a per share price equal to the sum of the closing price on the Nasdaq Stock Market for the last completed trading day prior to entering into each respective amendment of the Securities Purchase Agreement for the purpose of providing for such additional sale, plus $0.01. Any such additional sales must be consummated not later than October 26, 2015. For the purposes of the approval sought by this Proposal 2, the maximum number of shares of common stock sold under Additional Closings, including the shares sold in the Additional Closing which occurred on August   , 2015, will not exceed 29,000,000 shares. Each such additional closing pursuant to the Securities Purchase Agreement is referred to in this proxy statement as an Additional Offering, and all such closings that may occur are referred to as the Additional Offerings.
Pursuant to the Securities Purchase Agreement, warrants will be issued to any purchaser in an Additional Closing exercisable at an exercise price of  $0.01 per share for the purchase of a number of shares of the Company’s common stock equal to 10% of the shares purchased by each such purchaser at each Additional Closing. Any warrants so issued at an Additional Closing will expire on the fifth anniversary of their date of issuance. The exercisability of the Warrants is subject to stockholder approval. For the purposes of the approval sought by this Proposal 2, the maximum number of shares of common stock underlying warrants issued in Additional Closings, including the warrants issued in the Additional Closing which occurred on August   , 2015, will not exceed 2,900,000 shares.
Registration Rights Letter Agreement
The Company and the investors in the Private Offering also entered into the Registration Rights Letter that sets forth certain obligations of the Company, including the obligation to register, via the Registration Statement, shares of Common Stock sold and issued under the Private Offering and shares of Common Stock exercisable under the Private Offering Warrants. Under the terms of the Registration Rights Letter, the Company is required to file such Registration Statement as soon as practicable and in any event no later than 30 days following the signing of the Private Offering and to use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the Securities and Exchange Commission as soon as practicable and no later than the 90th day following the filing of the Registration Statement (or, in the event the Securities and Exchange Commission reviews and has written comments to the Registration Statement, the 120th calendar day following the filing of the Registration Statement). Any investor who purchases shares in an Additional Closing pursuant to the Securities Purchase Agreement will also at such time become a party to the Registration Rights Letter.
Vote Required and Board Recommendation for Proposal 2
The proposal must receive a “For” vote from the holders of a majority of the shares of common stock casting votes in person or by proxy on Proposal 2 at the Special Meeting. Abstentions will be counted toward the vote total for the proposal and will have the same effect as an “Against” vote for this proposal. Shares represented by executed proxies that do not indicate a vote “For,” “Against” or “Abstain” will be voted by the proxy holders “For” the adoption of the resolution. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

The Board recommends a vote “FOR” this Proposal 2.
The Board determined that Proposal 2 is advisable and in the best interest of our stockholders and recommended that our stockholders vote in favor of Proposal 2.
In reaching its determination to approve Proposal 2, the Board and Independent Committee, with advice from our management and legal advisors, considered a number of factors, including:
•
any warrants that may be issued in any subsequent Additional Closing will be, offered as an inducement for investors to purchase shares of our common stock, and it was the determination of the Board that the proceeds from any such sales would strengthen our balance sheet;

•
the fact that the proceeds from any subsequent Additional Closing, will enable us to advance our strategic direction;

•
our financial condition, results of operations, cash flow and liquidity, including our outstanding debt obligations, which required us to raise additional capital for ongoing cash needs;

•
the fact that our management and certain of our directors have explored financing options with other potential investors and are not aware of an ability for us to obtain the financing needed for our ongoing cash needs on comparable or better terms to the Private Offering, or at all;

•
the fact that our stockholders would have an opportunity to approve the exercisability of the warrants issued in any Additional Closing;

•
the fact that certain of our directors and/or entities with which they are affiliated might be purchasers in any Additional Closings under the Private Offering;

•
the fact that our stockholders who are not participating in the Private Offering may be diluted and the value of our common stock will be diluted upon exercise of the warrants issued pursuant to the Private Offering;

•
the fact that the ownership by Temasek and Total of a substantial percentage of our total voting power may make it more difficult and expensive for a third party to pursue a change of control of our Company;

•
the fact that common stock issued to Temasek and Total in the Exchange will be issued for the conversion of existing debt and, as such, will not be an immediate source of liquidity to us;

•
the fact that the Private Offering and the Exchange involve the issuance of the Warrants, which would be exercisable at a per share exercise price of  $0.01; and

•
the fees and expenses to be incurred by us in connection with the Private Offering.

In view of the variety of factors considered in connection with the evaluation of the issuance of warrants under any Additional Closing, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, in considering the various factors, individual members of the Board may have assigned different weights to different factors.
After evaluating these factors for and against the issuance of the warrants in any Additional Closing, and based upon their knowledge of our business, financial condition and prospects, potential financing alternatives (or lack thereof), and the views of our management, the Board concluded that the issuance of such warrants in any Additional Closing is in our best interest and in the best interests of our stockholders, and recommends that all stockholders vote “FOR” the approval of Proposal 2 at the Special Meeting.
Purpose of Proposal 2 — Nasdaq Stockholder Approval Requirement
The rules governing companies with securities listed on Nasdaq require stockholder approval in connection with a transaction other than a public offering involving the sale or issuance by the issuer of common stock (or securities convertible into or exchangeable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for a price that is less than the greater of book or market value of the stock on the date the Company enters into a binding agreement for the issuance of such securities. This requirement is set forth in Nasdaq Marketplace Rule 5635(d). The aggregate issuance of shares and warrants in any Additional Closing, or in all the Additional Closings, may be deemed to involve the issuance of securities convertible into more than 20% of our common stock at a discount to the market value of our common stock on the date of execution of the binding agreement to issue such securities. Nasdaq Marketplace Rule 5635(c) requires stockholder approval of security issuances at below fair market value made to officers, directors, employees or consultants, or affiliated entities of any such persons. Proposal 2 may result in purchase of securities convertible into shares of common stock by an entity (or entities) affiliated with our officers, directors, employees or consultants, or affiliated entities of any such persons, below the fair market value of our common stock at the time the Company entered into the amendment to the Securities Purchase Agreement for any such Additional Closing.
By approving Proposal 2, you are approving the proposal for purposes of the requirements under Nasdaq Marketplace Rules 5635(c) and (d), which will result in the purchase of securities convertible into shares of our common stock.
We are requesting in this Proposal 2 that our stockholders approve the issuance of the common stock issuable upon conversion or exercise of the warrants issued in the Additional Closing that has already occurred and in any subsequent Additional Closing in accordance with NASDAQ Marketplace Rules 5635(c) and (d). The issuance and sale of the shares underlying any such warrants are intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Regulation D “safe harbor” provisions of the Securities Act.
Voting Agreements
Under the terms of the voting agreements entered into between Amyris on the one hand and each of Temasek, Total, Foris, Biolding Investment SA, KPCB Holdings, Inc. and Naxyris S.A. and certain of the investors in the Private Offering, respectively, on the other hand, each stockholder who is a party to such agreements has agreed, subject to the terms and conditions set forth in such voting agreement, to vote the shares of our common stock subject to the voting agreement for the approval of Proposal 2. The stockholders that are party to the Voting Agreements hold more than 75% of the Company’s outstanding Common Stock after giving effect to the closings under the Exchange Agreement and the initial closing of the Private Offering.
Use of Proceeds
We currently intend to use the net proceeds from the Additional Closing that has already occurred and from any subsequent Additional Closing for working capital and general corporate purposes, which may include the repayment of indebtedness. Stockholders should understand that we have wide discretion over the use of proceeds.
Potential Adverse Effects of Proposed Amendment — Dilution and Impact of the Private Offering on Existing Stockholders
The issuance of warrants in the Additional Closing that has already occurred and the issuance of warrants in any subsequent Additional Closing could have a dilutive effect on current stockholders who are not participating in the Additional Closing in that the percentage ownership of the Company held by such current stockholders will decline as a result of the issuance of the common stock issuable upon exercise of such warrants. This means also that our current stockholders who do not participate in the Additional Closings will own a smaller interest in us as a result of such transactions. Issuance of the common stock issuable upon exercise of the warrants in the Additional Closing that has already occurred and the issuance of warrants in any subsequent Additional Closing could also have a dilutive effect on book value per share and any future earnings per share. Dilution of equity interests could also cause prevailing market prices for our common stock to decline.
Because the total number of shares that may be issued in Additional Closings is dependent upon the per share price at which such shares are sold, the aggregate number of shares underlying warrants issuable in Additional Closings cannot be determined, potential adjustments to the number of shares exercisable under the Warrants to be issued in connection with the Exchange, the exact magnitude of the dilutive effect of the Warrants cannot be conclusively determined. However, the dilutive effect may be material to current stockholders of the Company since the warrants are exercisable for $0.01 per shares, which is significantly below $    per share, the closing price of our common stock on The NASDAQ Global Market on August   , 2015.
Interests of Certain Persons in Additional Closings
When you consider the Board’s recommendation to vote in favor of Proposal 2, you should be aware that our directors and executive officers and existing stockholders may have interests in the Private Offering that may be different from, or in addition to, the interests of other of our stockholders. In particular, certain persons or entities affiliated with our officers, directors, employees or consultants, or affiliated entities of any such persons may receive warrants in any Additional Closing (to the extent any such person or entity participates in an Additional Closing) that would not become exercisable if Proposal 2 is not approved.
The Private Offering was separately approved by the Independent Committee and the Audit Committee of the Board, and neither Mr. Boisseau, Ms. Piwnica, Mr. Doerr nor Mr. Klaeijsen was a member of, nor participated in, any meetings of the Independent Committee or the Audit Committee.

Proposal 3 —
Approval of Amendment to Certificate of Incorporation to Increase Number of Authorized Shares from 305,000,000 shares to 405,000,000 shares and the number of authorized shares of common stock from 300,000,000 shares to 400,000,000 shares
General
We are asking stockholders to approve an amendment to our certificate of incorporation to increase the number of total authorized shares from 305,000,000 shares to 405,000,000 shares and the number of authorized shares of common stock from 300,000,000 shares to 400,000,000 shares.
The additional common stock will have rights identical to our currently outstanding common stock. The number of authorized shares of our preferred stock will not be affected by this amendment; it will be maintained at 5,000,000 shares. No shares of preferred stock have been issued, and we currently have no plans, arrangements, commitments or understandings with respect to the issuance of any shares of preferred stock.
The reason for the proposed amendment is to increase our financial flexibility following the issuance of an aggregate of approximately 77.3 million shares of our common stock and the Warrants in the Exchange and the initial sale of securities in the Private Offering, and up to an additional 29 million shares of our common stock in the Additional Closing, and to facilitate our ability to continue implementing our employee equity programs at competitive levels. Our cash flow from operations has been, and continues to be, negative. We have reported in our recent quarterly and annual reports on Form 10-Q and 10-K that we need to raise additional operating capital. The Board may determine that the optimal manner for doing so is the sale of equity securities, instruments convertible into equity securities or options or rights to acquire equity securities. For example, in 2013 and 2015, we engaged in multiple financings involving the private placement of our common stock or convertible promissory notes.
As of July 31, 2015, approximately 96.2% of our currently authorized common stock has either been issued, or is reserved for issuance under our equity incentive plans and upon exercise of outstanding warrants or conversion of outstanding convertible promissory notes, after taking into consideration the full potential of interest that accrues and can convert to equity and the exercise of the Warrants subject to approval under Proposal 1. We do not currently have enough shares authorized to provide for sufficient flexibility to pursue appropriate equity financing opportunities if they arise or to take certain other actions that the Board may determine is in the best interests of Amyris and the best interests of our stockholders.
The Board believes it is desirable for us to have the flexibility to issue, without further stockholder action, additional shares of common stock in excess of the amount that is currently authorized. As is the case with the current authorized, unreserved, but unissued shares of common stock, the additional shares of common stock authorized by this proposed amendment could be issued upon approval by the Board without further vote of our stockholders except as may be required in particular cases by applicable law, regulatory agencies or, if the shares of common stock become listed, the rules of a stock exchange. Such shares would be available for issuance from time to time as determined by the Board for any proper corporate purpose. Such purposes might include, without limitation, issuance in public or private sales for cash as a means of obtaining additional capital for use in our business and operations, issuance in repayment of indebtedness and/or issuance pursuant to stock plans relating to options, stock appreciation rights, restricted stock, restricted stock units and other equity grants.
Article IV of our certificate of incorporation, as amended, currently authorizes us to issue up to 305,000,000 shares of stock, with 300,000,000 designated as common stock and 5,000,000 designated as preferred stock. At our 2014 annual meeting of stockholders, our stockholders approved the increase of our total authorized shares from 205,000,000 shares to 305,000,000 shares and the number of authorized shares of common stock from 200,000,000 shares to 300,000,000 shares. In August 2015, the Board approved the advisability of and adopted, subject to stockholder approval, an amendment to Article IV to again increase the total authorized shares and the authorized shares of common stock as described above. This amendment to the certificate of incorporation requires approval of both the Board and our stockholders. Accordingly, we are seeking stockholder approval for the amendment by means of this Proxy Statement.

Vote Required and Board Recommendation
The proposal must receive a “For” vote from the holders of a majority of our outstanding shares of common stock entitled to vote at the meeting, irrespective of the number of votes cast on the proposal at the meeting. Abstentions and broker non-votes will have the same effect as an “Against” vote for this proposal. Shares represented by executed proxies that do not indicate a vote “For,” “Against” or “Abstain” will be voted by the proxy holders “For” the adoption of the resolution. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.
The Board recommends a vote “FOR” this Proposal 3.
Purpose of Proposed Amendment
Our common stock consists of a single class, with equal voting, distribution, liquidation and other rights. As of July 31, 2015, of our 300,000,000 shares of authorized common stock, 157,512,200 shares were outstanding and 78,770,194 shares were reserved for issuance under our equity plans, outstanding convertible promissory notes and other outstanding rights to acquire common stock. After giving effect to the Warrants subject to approval in Proposal 1, as of July 31, 2015, we had 22,170,733 shares reserved for issuance under our equity incentive plans, 60,000 shares reserved for non-equity incentive plan related options, 53,286,646 shares reserved for issuance under outstanding warrants, and 55,518,374 shares reserved for issuance under outstanding convertible promissory notes, which includes paid in kind interest through maturity that is convertible to common stock under certain of such notes. This leaves only 11,452,047 shares of common stock that are authorized but not issued and outstanding or reserved for issuance. Please see “Proposal 1 — Approval of the issuance of shares of our common stock issuable upon the exercise of warrants issued or sold in an exchange transaction or a private placement transaction in accordance with NASDAQ Marketplace Rules 5635(b)-(d).”
The increase in authorized shares of common stock will give the Board the flexibility to undertake certain transactions to support our business operations, without the potential expense or delay associated with obtaining stockholder approval for any particular issuance. For example, we could issue additional shares of common stock in the future in connection with one or more of the following (subject to laws, regulations or stock market rules that might require stockholder approval of certain transactions):
•
financing transactions, such as public or private offerings of common stock or convertible securities;

•
strategic investments;

•
partnerships, collaborations and other similar transactions;

•
debt or equity restructuring or refinancing transactions;

•
acquisitions;

•
stock splits or stock dividends; or

•
any other proper corporate purposes.

The increase will also facilitate our ability to continue implementing our employee equity programs at competitive levels.
Potential Adverse Effects of Proposed Amendment
If this proposal is adopted, the additional authorized shares of common stock can be issued or reserved with approval of the Board at times, in amounts, and upon terms that the Board may determine, without additional stockholder approval. Stockholder approval of this proposal will not, by itself, cause any change in our capital accounts. However, any future issuance of additional shares of authorized common stock, or securities convertible into common stock, would ultimately result in dilution of existing stockholders’ equity interests and could have a dilutive effect on book value per share and any future earnings per share. Dilution of equity interests could also cause prevailing market prices for our common stock to decline. Current stockholders (other than those who are party to specific rights agreements with us as described under “Transactions with Related Persons”) will not have preemptive rights to purchase additional shares.
In addition to dilution, the availability of additional shares of common stock for issuance could, under certain circumstances, discourage or make more difficult any efforts to obtain control of Amyris. For example, significant stock and convertible security issuances in connection with a series of private-placement financing efforts since 2012 have resulted in further concentration of ownership of Amyris by related parties. Such concentration of ownership could make it more difficult for an unrelated third party to undertake an acquisition of us. The Board is not aware of any actual or contemplated attempt to acquire control of Amyris and this proposal is not being presented with the intent that it be used to prevent or discourage any acquisition attempt. However, nothing would prevent the Board from taking any actions that it deems consistent with its fiduciary duties.
Risks to Stockholders of Non-Approval
Because our cash flow from operations has been negative, if the stockholders do not approve this proposal, the Board may be precluded from pursuing a wide range of potential corporate opportunities that might raise necessary cash or otherwise be in the best interests of Amyris and the best interests of our stockholders. This could have a material adverse effect on our business and prospects. We would also face substantial challenges in hiring and retaining employees at all levels, including our executive leadership team, in the near term.
Interests of Certain Persons
Some of our directors are affiliated with entities that own convertible securities and warrants, including the Warrants, that are convertible into or exercisable for shares of our common stock. While certain of these convertible securities are convertible at prices in excess of our current market price, and the exercise of certain of the warrants are subject to conditions that may or may not occur, if the holders of such convertible notes and warrants sought to fully convert and exercise them, it is possible that we would not have sufficient authorized shares of our common stock available to satisfy such conversions and exercises if the number of authorized shares of our common stock is not increased above its current level. Further, some of our directors are affiliated with entities that may participate in future equity financings that will require issuance or reservation of shares authorized by the proposed amendment to our certificate of incorporation.
Biolding, Foris Ventures, Naxyris SA, Sualk Capital Ltd., and Total, each of which has relationships to our directors, all hold a right of first investment that allows them to participate in specified future securities offerings (pro rata based on their percentage ownership of then-outstanding common stock).
Text of Proposed Amendment
If this proposal is approved, we will amend our certificate of incorporation by replacing the current Article IV, Section 1 in its entirety as follows:

“1. Total Authorized. The total number of shares of all classes of stock that the corporation has authority to issue is Four-Hundred and Five Million (405,000,000) shares, consisting of two classes: Four-Hundred Million (400,000,000) shares of Common Stock, $0.0001 par value per share, and Five Million (5,000,000) shares of Preferred Stock, $0.0001 par value per share.”

The amendment will become effective when a certificate of amendment to the certificate of incorporation is filed with the Secretary of State of the State of Delaware.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information with respect to the beneficial ownership of our common stock, as of July 31, 2015, by:
•
each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our voting securities;

•
each of our directors;

•
each of our named executive officers; and

•
all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which the individual or entity has sole or shared voting power or investment power. These rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days of the date on which beneficial ownership is determined. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Because the issuance of shares upon exercise of the Warrants is subject to stockholder approval, shares underlying the Warrants are not treated as shares outstanding. The information does not necessarily indicate beneficial ownership for any other purpose. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock attributed to them in the table.
Information with respect to beneficial ownership has been furnished to us by each director and executive officer and certain stockholders, and derived from publicly-available SEC beneficial ownership reports on Forms 3 and 4 and Schedules 13D and 13G filed by covered beneficial owners of our common stock. Percentage ownership of our common stock in the table is based on 157,512,200 shares of our common stock outstanding on July 31, 2015. In accordance with SEC regulations, we also include shares subject to options that are currently exercisable or will become exercisable within 60 days of July 31, 2015. Those shares are deemed to be outstanding and beneficially owned by the person holding such option for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise set forth below, the address of the beneficial owner is c/o Amyris, Inc., 5885 Hollis Street, Suite 100, Emeryville, California 94608.
The number and percent of shares owned by Temasek, Total, Naxyris, Foris and their designees does not include any shares issuable on exercise of any of the Warrants that will be issued if Proposal 1 is approved.
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percent Of Class (%)
5% Stockholders
Total Energies Nouvelles Activités USA (f.k.a. Total Gas & Power USA, SAS)(1)	65,513,976	36.9
Maxwell (Mauritius) Pte Ltd.(2)	44,884,481	27.8
Foris Ventures, LLC(3)	14,173,907	8.9
Entities affiliated with FMR LLC(4)	12,495,260	7.6
Naxyris SA(5)	7,882,992	5.0
Directors and Named Executive Officers
John Melo(6)	1,776,419	1.1
Philippe Boisseau(1)(7)	65,513,976	36.9
John Doerr(3)(8)	17,929,620	11.4

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percent Of Class (%)
Geoffrey Duyk(9)	47,000	*
Bram Klaeijsen(10)	4,666	*
Carole Piwnica(5)(11)	56,000	*
Fernando de Castro Reinach(12)	226,397	*
HH Sheikh Abdullah bin Khalifa Al Thani(13)	7,531,601	4.8
R. Neil Williams(14)	33,000	*
Patrick Yang(15)	165,666	*
Joel Cherry(16)	746,878	*
Nicholas Khadder(17)	359,641	*
Paulo Diniz(18)	484,104	*
Susanna McFerson(19)	80,000	*
All Directors and Executive Officers as a Group (13 Persons)(20)	94,590,864	58.7

*
Represents beneficial ownership of less than 1%.

(1)
Includes 20,179,931 shares of common stock that may be issuable upon conversion of certain convertible promissory notes held by Total. The address of Total Energies Nouvelles Activités USA (or Total) is 2, Place Jean Millier, 92078 Paris La Défense CEDEX, France.

If Proposal 1 had been approved at July 31, 2015, the number of shares beneficially owned by Total Energies Nouvelles Activités USA (f.k.a. Total Gas & Power USA, SAS), and the Percent of Class, would have been 86,503,173 shares and 43.5%, including (i) 128,205 shares issuable upon exercise of a Private Placement Warrant held by Total, (ii) 18,860,992 shares issuable upon exercise of the Total Funding Warrant and (iii) 2,000,000 shares issuable upon exercise of the Total R&D Warrant and assuming all conditions to exercisability have been met as of July 31, 2015.
(2)
Includes (i) 2,670,370 shares of common stock that may be issuable upon conversion of certain convertible promissory notes held by Maxwell (Mauritius) Pte Ltd (“Temasek” or “Maxwell”) and (ii) 1,000,000 shares of common stock that may be issuable upon exercise of a warrant issued to Maxwell on October 16, 2013. Maxwell is wholly owned by Cairnhill Investments (Mauritius) Pte Ltd, which is wholly owned by Fullerton Management Pte Ltd, which is wholly owned by Temasek Holdings (Private) Limited. Each of these entities possesses shared voting and investment control over the shares held by Maxwell. The address of for these entities is 60B Orchard Road, #06-18 Tower 2, The Atrium @ Orchard, Singapore 238891.

If Proposal 1 had been approved at July 31, 2015, the number of shares beneficially owned by Maxwell (Mauritius) Pte LTD., and the Percent of Class, would have been 74,623,287 shares and 39.1%, including (i) 14,180,606 shares of common stock issuable upon exercise of the Temasek Funding Warrant and assuming the Total Funding Warrant is fully exercised, (ii) 14,677,861 shares issuable upon exercise of the Temasek 2015 Warrant and (iii) 880,339 shares issuable upon exercise of the Temasek R&D Warrant and assuming all conditions to exercisability have been met as of July 31, 2015.
(3)
Includes 1,336,898 shares of common stock that may be issuable upon conversion of certain convertible promissory notes held by Foris. Foris Ventures, LLC is indirectly owned by John Doerr, who shares voting and investment control over the shares held by such entity. The address for Foris Ventures, LLC is 555 Bryant Street, Palo Alto, CA 94301. If Proposal 1 had been approved at July 31, 2015, the number of shares beneficially owned by Foris Ventures, LLC, and the Percent of Class, would have been 15,135,445 shares and 9.5%, including 961,538 shares issuable upon exercise of a Private Placement Warrant held by Foris.

(4)
Entities affiliated with FMR LLC hold certain of our outstanding convertible promissory notes and we believe that a portion of the common stock reported as beneficially owned by FMR LLC is represented by the shares of our common stock underlying such convertible promissory notes. However, we are unable to determine through publicly available information what portion of the beneficial ownership of common stock reported by FMR LLC is represented by such convertible promissory notes. Based on our internal records, entities affiliated with FMR LLC hold certain convertible promissory notes that, assuming conversion, would result in an aggregate amount of 7,571,327 shares of common stock (including shares paid in kind) convertible within 60 days of July 31, 2015. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.
Neither FMR LLC nor Edward C. Johnson 3d, nor Abigail P. Johnson, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.
(5)
Naxyris SA, an investment vehicle owned by Naxos Capital Partners SCA Sicar. Ms. Piwnica is Director of NAXOS UK, which is an advisor to Naxos Capital Partners SCA Sicar. Ms. Piwnica disclaims beneficial ownership of all shares of Amyris common stock that are or may be beneficially owned by Naxyris SA or any of its affiliates. The address for Naxyris SA is 40 Boulevard Joseph II, L-1840, Luxembourg. If Proposal 1 had been approved at July 31, 2015, the number of shares beneficially owned by Naxyris SA, and the Percent of Class, would have been 8,107,351 shares and 5.1%, including 224,359 shares issuable upon exercise of a Private Placement Warrant held by Naxyris SA.

(6)
Shares beneficially owned by Mr. Melo include (i) no shares of common stock, (ii) 704,666 restricted stock units, all of which were unvested as of July 31, 2015, and (iii) 1,071,753 shares of common stock issuable upon exercise of options that were exercisable within 60 days of July 31, 2015. If these options were exercised in full, 9,934 of these shares would be subject to a right of repurchase in our favor upon Mr. Melo’s cessation of service prior to vesting.

(7)
Shares beneficially owned by Mr. Boisseau represent 65,513,976 shares of common stock beneficially owned by Total. Mr. Boisseau is a member of the Executive Committee of Total S.A., the ultimate parent company of Total, and, as such, may be deemed to share voting or investment power over the securities held by Total. Mr. Boisseau holds no shares of Amyris directly and disclaims beneficial ownership of the common stock, except to the extent of his pecuniary interest therein, if any.

(8)
Shares beneficially owned by Mr. Doerr include (i) 9,000 shares of common stock, (ii) 12,837,009 shares of common stock held by Foris Ventures, LLC, in which Mr. Doerr indirectly owns all of the membership interests, (iii) 1,336,898 shares of common stock that may be issuable upon conversion of certain convertible promissory notes held by Foris, (iv) 8,503 shares of common stock held by The Vallejo Ventures Trust U/T/A 2/12/96, of which Mr. Doerr is a trustee, (v) 3,937,217 shares of common stock held by entities affiliated with Kleiner Perkins Caufield & Byers of which Mr. Doerr is an affiliate, excluding 246,007 shares over which Mr. Doerr has no voting or investment power, (vi) 3,000 restricted stock units, all of which were unvested as of July 31, 2015, and (vii) 44,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of July 31, 2015.

(9)
Shares beneficially owned by Dr. Duyk include (i) 6,000 shares of common stock, (ii) 3,000 restricted stock units, all of which were unvested as of July 31, 2015, and (ii) 38,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of July 31, 2015. Dr. Duyk is a partner of TPG Biotech. TPG Biotech is affiliated with TPG Biotechnology Partners II, L.P. and TPG Funds. Dr. Duyk disclaims beneficial ownership of all of the TPG holdings that are or may be beneficially owned by TPG Funds.

(10)
Shares beneficially owned by Mr. Klaeijsen include (i) 3,000 restricted stock units all of which were unvested as of July 31, 2015, and (ii) 1,666 shares of common stock issuable upon exercise of options that were exercisable within 60 days of July 31, 2015.

(11)
Shares beneficially owned by Ms. Piwnica include (i) 9,000 shares of common stock, (ii) 3,000 restricted stock units, all of which were unvested as of July 31, 2015, and (iii) 44,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of July 31, 2015. Ms. Piwnica is Director of NAXOS UK, an advisor to Naxos Capital Partners SCA Sicar and was designated to serve as our director by Naxyris SA, an investment vehicle owned by Naxos Capital Partners SCA Sicar. NAXOS UK is affiliated with Naxos Capital Partners SCA Sicar. Ms. Piwnica disclaims beneficial ownership of all shares of Amyris common stock that are or may be beneficially owned by Naxyris SA or any of its affiliates.

(12)
Shares beneficially owned by Dr. Reinach include (i) 9,000 shares of common stock, (ii) 170,397 shares of common stock held by Sualk Capital Ltd, an entity for which Dr. Reinach serves as sole director, (iii) 3,000 restricted stock units all of which were unvested July 31, 2015, and (iv) 44,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of July 31, 2015.

(13)
Shares beneficially owned by His Highness include (i) 6,000 shares of common stock, (ii) 7,484,601 shares of common stock held by Biolding Investment SA, an entity indirectly owned by His Highness, (iii) 3,000 restricted stock units, all of which were unvested as of July 31, 2015, and (iv) 38,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of July 31, 2015.

(14)
Shares beneficially owned by Mr. Williams include (i) 3,000 shares of common stock, (ii) 3,000 restricted stock units all of which were unvested as of July 31, 2015, and (iii) 27,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of July 31, 2015.

(15)
Shares beneficially owned by Dr. Yang include (i) 30,000 shares of common stock, (ii) 3,000 restricted stock units all of which were unvested as of July 31, 2015, and (iii) 132,666 shares of common stock issuable upon exercise of options that were exercisable within 60 days of July 31, 2015.

(16)
Shares beneficially owned by Dr. Cherry include (i) 174,004 shares of common stock, (ii) 208,333 restricted stock units all of which were unvested July 31, 2015, and (iii) 364,541 shares of common stock issuable upon exercise of options that were exercisable within 60 days of July 31, 2015.

(17)
Shares beneficially owned by Mr. Khadder include (i) 49,527 shares of common stock, (ii) 174,999 restricted stock units, all of which were unvested as of July 31, 2015, and (iii) 135,115 shares of common stock issuable upon exercise of options that were exercisable within 60 days of July 31, 2015.

(18)
Shares beneficially owned by Mr. Diniz include (i) 103,335 shares of common stock, (ii) 77,999 restricted stock units all of which were unvested July 31, 2015, and (iii) 302,770 shares of common stock issuable upon exercise of options that were exercisable within 60 days of July 31, 2015. Mr. Diniz ceased serving as an executive officer in January 2015, at which time Raffi Asadorian assumed the role of Chief Financial Officer.

(19)
Shares beneficially owned by Ms. McFerson include (i) 80,000 shares of common stock and (ii) no shares of common stock issuable upon exercise of options that were exercisable within 60 days of July 31, 2015. Ms. McFerson ceased serving as an executive officer in January 2015 and her employment terminated in January 2015.

(20)
Shares beneficially owned by all our executive officers and directors as a group include the shares of common stock described in footnotes (6) through (17) above. Additionally, all restricted stock units held by Raffi Asadorian, our Chief Financial Officer, as of January 6, 2015, are deemed beneficially owned upon the date of grant, and are included in the aggregate calculation of all directors and executive officers as a group.

The table above does not give effect to the shares of our common stock sold in Additional Closings that may occur subsequent to July 31, 2015, or to warrants issued in such closings.

Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries to satisfy the delivery requirements for proxy statements and annual reports, including Notices of Internet Availability of Proxy Materials, with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
A number of brokers with account holders who are Amyris stockholders may be “householding” our proxy materials. A single copy of the Notice or other proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or you submit contrary instructions. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice or other proxy materials, you may: (1) notify your broker; (2) direct your written request to Amyris Investor Relations at 5885 Hollis Street, Suite 100, Emeryville, California 94608 or to investor@amyris.com; or (3) contact Amyris Investor Relations at (510) 740-7481. Stockholders who currently receive multiple copies of the Notice or other proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice to a stockholder at a shared address to which a single copy of the documents was delivered.
Stockholder Proposals to be Presented at Next Annual Meeting
Stockholder proposals may be included in our proxy statement for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting to be held in 2016, we must receive the proposal at our principal executive offices, addressed to the Secretary, no later than December 8, 2015. In addition, a stockholder proposal that is not intended for inclusion in our proxy statement under Rule 14a-8 may be brought before the 2016 annual meeting so long as we receive information and notice of the proposal in compliance with the requirements set forth in our Bylaws, addressed to the Secretary at our principal executive offices, not later than March 6, 2016 nor earlier than February 5, 2016.

Other Matters
The Board knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
BY ORDER OF THE BOARD OF DIRECTORS

John Melo
President and Chief Executive Officer
Emeryville, California
August   , 2015

Toppan Vite 82899 Amyris PC (AAL) Proof 5 t PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. t AMYRIS, INC. SPECIAL MEETING OF STOCKHOLDERS Thursday, September 17, 2015 10:00 a.m. Pacific Time 5885 Hollis Street Suite 100 Emeryville, California 94608 PROXY FOR SPECIAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMYRIS, INC. The signer of this proxy hereby appoints John Melo, Raffi Asadorian and Nicholas Khadder, and each of them, with full power of substitution, to represent the signer and to vote all of the shares of stock in Amyris, Inc. (the “Company”) that the signer is entitled to vote at the Special Meeting of Stockholders of the Company, to be held at the Company’s headquarters, 5885 Hollis Street, Suite 100, Emeryville, California on Thursday, September 17, 2015 at 10:00 a.m. Pacific Time and at any continuation, adjournment or postponement thereof: (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the company’s Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting. The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR Proposals 1 and 2. TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. (Continued and to be signed on the reverse side) Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held September 17, 2015. The Proxy Statement is available at http://www.viewproxy.com/Amyris/2015sm

Please mark your votes like this ☒

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

Date ______________________________

Signature(s) ______________________________

CONTROL NUMBER

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

INTERNET

Vote Your Proxy on the Internet:

Go to www.cesvote.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (888) 693-8683

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

Toppan Vite 82899 Amyris PC (AAL) Proof 5DO NOT PRINT IN THIS AREA(Shareholder Name & Address Data)t PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. tDate ___________________________________________________Signature(s) _____________________________________________Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy,all persons should sign. Trustees, administrators,etc., should include title andauthority. Corporations should provide full name of corporation and title ofauthorized officer signing the Proxy.The Board of Directors recommends a vote FOR the following proposal.1. Approval of the issuance of shares of our common stock upon the exerciseof warrants issued in an exchange transaction and a private placementtransaction, in accordance with NASDAQ Marketplace Rules 5635(c) and (d).☐FOR☐AGAINST☐ABSTAINAddress Change/Comments: (If you notedany Address Changes and/or Commentsabove, please mark box.) oCONTROL NUMBERVote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a WeekYour phone or Internet vote authorizes the named proxies to vote your shares inthe same manner as if you marked, signed and returned your proxy card.Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m.,Pacific Time on September 16, 2015.PROXY VOTING INSTRUCTIONSPlease have your 11-digit control number ready when voting by Internet or TelephoneCONTROL NUMBERPlease mark your votes like this xThe Board of Directors recommends a vote FOR the following proposal.2. Approval of the issuance of shares of our common stock issuableupon the exercise of warrants sold in additional closings of a privateplacement transaction of up to $35 million in accordance withNASDAQ Marketplace Rules 5635(c) and (d).☐FOR☐AGAINST☐ABSTAINTHIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR,IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.Please indicate if you plan to attend this meeting. Yes o No oTO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.The Board of Directors Recommends a Vote FOR all Proposals.If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.INTERNETVote Your Proxy on the Internet:Go to www.cesvote.comHave your proxy card availablewhen you access the abovewebsite.Follow the prompts tovote your shares.TELEPHONEVote Your Proxy by Phone:Call 1 (888) 693-8683Use any touch-tone telephone tovote your proxy. Have your proxycard available when you call.Follow the voting instructions tovote your shares.MAILVote Your Proxy by Mail:Mark, sign, and date your proxycard, then detach it, and returnit in the postage-paid envelopeprovided.